SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12

                          Air Methods Corporation
              Name of Registrant as Specified In Its Charter

                                   N/A
   Name of Person(s) Filing Proxy Statement if other than the Registrant

[X]  No fee required

[ ]  Fee  computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which such offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

July 12, 1999


TO THE STOCKHOLDERS OF
AIR METHODS CORPORATION:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Air Methods Corporation to be held on Wednesday, August 11, 1999, at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Daylight Savings Time.

The purpose of the Annual Meeting is to consider and vote upon the election of Messrs. Samuel H. Gray, Roy L. Morgan and Morad Tahbaz to Class II directorships. We will allow time at the meeting to review 1998 accomplishments and goals for the future.

Attached are the Notice of Annual Meeting and Proxy Statement which we request you read carefully. A Proxy is also enclosed for your convenience and is accompanied by the 1998 Annual Report.

For the first time this year, our registered stockholders may vote shares electronically or telephonically. If your shares are beneficially held by a broker, one or both options may be available to you dependent upon your broker-dealer's technology. Instructions are printed on the Proxy for those with access to alternative voting methods. Proxies not containing such instructions must be voted by mail. Please respond promptly to the Proxy regardless of which voting method you use. Attendees of the Annual Meeting may vote their shares personally whether or not the Proxy is previously submitted.

Thank you for your consideration.

FOR THE BOARD OF DIRECTORS,

/s/ George W. Belsey

George W. Belsey
Chairman of the Board



PLEASE RESPOND PROMPTLY TO THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES ARE VOTED. IF RESPONDING BY REGULAR MAIL, PLEASE VERIFY THE PROXY IS SIGNED AND DATED. A BUSINESS REPLY ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS
REQUIRED  IF  YOU  MAIL  THIS PROXY  ANYWHERE  IN  THE  UNITED
STATES.

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


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON AUGUST 11, 1999



TO THE STOCKHOLDERS OF
AIR METHODS CORPORATION:

The 1999 Annual Meeting of Stockholders of Air Methods Corporation, a Delaware corporation (the "Company"), will be held at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Daylight Savings Time, on Wednesday, August 11, 1999, for the purpose of electing three directors to serve as Class II directors of the Company until the Annual Meeting of Stockholders in the year 2002 and transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on Thursday, July 1, 1999 as the Record Date for the determination of stockholders entitled to notice of and to vote at this meeting. The Company's list of registered stockholders will be available at the Company's corporate office commencing Monday, August 2, 1999 for review by interested parties. The list will also be available at the Annual Meeting, and all stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Aaron D. Todd

Aaron D. Todd
Secretary

July 12, 1999
Englewood, Colorado

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

                            PROXY STATEMENT

                    ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON AUGUST 11, 1999


             SOLICITATION AND REVOCATION OF PROXIES

     This statement is furnished in connection with a solicitation of Proxies by the Board of Directors of Air Methods Corporation (the "Company") for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, August 11, 1999, at 1:30 p.m., Mountain Daylight Savings Time, at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado. Proxies so given may be revoked at any time before being voted by submitting a written revocation to the Secretary of the Company, by executing another valid Proxy bearing a later date, or by attending the meeting and voting in person.

     Properly executed and dated Proxies received by 1:30 p.m. on August 11, 1999 will be voted in accordance with the instructions therein. If no instructions are given, the shares represented by the Proxy will be voted FOR the election of Messrs. Samuel H. Gray, Roy L. Morgan and Morad Tahbaz, nominees for directors. The persons named as Proxies will have discretionary authority to vote all Proxies with respect to additional matters that are presented properly for action at the Annual Meeting. The approximate date of mailing these Proxy materials is July 12, 1999.

     The Company intends to request banks, brokerage houses, custodians, nominees and other fiduciaries to forward copies of these Proxy materials to those persons for whom they hold shares. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit Proxies in person or by telephone, electronic mail, or facsimile transmission. The cost of preparing, assembling, mailing, and soliciting Proxies and other miscellaneous expenses related thereto will be borne by the Company.


                         VOTING RIGHTS

     Only holders of record of shares of the Company's Common Stock, par value $.06 per share ("Common Stock"), at the close of business on July 1, 1999, the Record Date determined by the Board of Directors, may vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 8,205,737 shares of Common Stock. Each share of Common Stock is entitled to one vote on the matters listed in the Notice of Annual Meeting. A quorum of one-third of the shares outstanding and entitled to vote is required to vote on matters before the Annual Meeting. A majority of the votes present in person or by Proxy is required to approve all matters brought before the stockholders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not tabulated for any purpose in determining whether a proposal has been approved.


                             ANNUAL REPORT

     The Company is also mailing with this Proxy Statement its Annual Report to Stockholders for the year ended December 31, 1998, which includes financial statements as filed with the Securities and Exchange Commission on Form 10-K for the same period. The Company will furnish a copy of the Form 10-K to any stockholder free of charge, and will furnish a copy of any exhibit to the Form 10-K upon payment of the Company's reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at the Company's principal executive offices, 7301 South Peoria Street, Englewood, Colorado 80112.

                         ELECTION OF DIRECTORS

     The Company's Board of Directors is currently comprised of nine directors, divided among three classes, with four directors in Class I, three directors in Class II, and two directors in Class III. Class II directors' terms will expire at the 1999 Annual Meeting of Stockholders to be held on August 11, 1999; Class I directors hold office for a term expiring at the 2001 Annual Meeting of Stockholders; and the Class III directors will hold office for a term expiring at the 2000 Annual Meeting of Stockholders.

     During fiscal 1998, ten of the authorized eleven Board positions were filled. Effective May 7, 1999, Mr. Joseph Bernstein resigned his position with the Board of Directors decreasing the number of Class III directors from three to two and decreasing the number of directors to nine. The Board is currently evaluating the desirability of filling the vacancy but has not yet made a final determination. Consideration will also be given to reclassification of directorships to achieve a more balanced tenure.

     The nominees for election as directors to Class II to serve for a three-year term expiring at the 2002 Annual Meeting of Stockholders are Samuel H. Gray, Roy L. Morgan and Morad Tahbaz. Unless voted otherwise, all shares represented by a Proxy given pursuant to this solicitation will be voted for the election of Samuel H. Gray, Roy L. Morgan and Morad Tahbaz to serve as Class II directors. See "Directors and Executive Officers" for biographical information for each director nominee.


                   THE BOARD OF DIRECTORS RECOMMENDS
               A VOTE IN FAVOR OF THE DIRECTOR NOMINEES.

                   DIRECTORS AND EXECUTIVE OFFICERS

     Summary information concerning the Company's current directors and executive officers as of the date of this Proxy Statement is set forth below:



                                                                                                           Class/Year
                                                                                                            Term as
                                                                                                            Director
Name                               Age       Position                                                      Expires (1)
-----------------------------      ---       --------------------------------------------------           -------------
George W. Belsey                   59        Chairman of the Board and Chief Executive Officer                I/2001
Ralph J. Bernstein                 40        Director                                                       III/2000
Liam F. Dalton                     38        Director                                                         I/2001
Samuel H. Gray                     61        Director                                                        II/1999*
MG Carl H. McNair, Jr. (Ret.)      64        Director                                                         I/2001
Lowell D. Miller, Ph.D.            65        Director                                                       III/2000
Roy L. Morgan                      63        Co-Founder and Director                                         II/1999*
Donald R. Segner                   72        Vice-Chairman of the Board                                       I/2001
Morad Tahbaz                       43        Director                                                        II/1999*
David Dolstein                     50        President, Mercy Air Service, Inc.                                  N/A
Maurice L. Martin, Jr.             51        Vice President, Flight Services                                     N/A
Michael G. Prieto                  43        Vice President, Products Division                                   N/A
Aaron D. Todd                      37        Secretary, Treasurer and Chief Financial Officer                    N/A
____________________
  *  Director Nominee
(1)  Refers to the calendar year in which the annual meeting of stockholders is contemplated to be held and at which the term of the pertinent director class shall expire.


     Mr. George W. Belsey was elected Chief Executive Officer effective June 1, 1994, and has served as Chairman of the Company's Board of Directors since April 1994, having been appointed a director of the Company in December 1992. From February 1992 to June 1994,
Mr. Belsey served as Executive Vice President, Professional Affairs, and the Chief Operating Officer of the American Hospital Association, a large national trade association and advocacy group for hospitals and health care organizations, where he was responsible for the association's activities relating to hospital operations, including medical staff affairs, nursing, health manpower, quality of care programs and hospital governance. Prior to joining the American Hospital Association, Mr. Belsey served as Chief Executive Officer and Executive Director of the University of Utah Hospital and Clinics, Salt Lake City, Utah (one of the Company's hospital customers) from March 1989 to February 1992 and was Chief Operating Officer from December 1983 to March 1989. He is a former Vice President of Northwestern Memorial Hospital, Chicago, and has held administrative positions at Rush-Presbyterian-St. Luke's Medical Center, Chicago, and MacNeal Memorial Hospital, Berwyn, IL. He received his Bachelor's Degree in Economics from DePauw University in Greencastle, Indiana, and holds a Master's Degree in Business Administration from George Washington University, Washington, D.C.

     Mr. Ralph J. Bernstein became a Director of the Company in February 1994. Mr. Bernstein is a co-founder and General Partner of Americas Partners, an investment and venture capital firm, and, since 1981 has been responsible for the acquisition, renovation, development and financing of several million square feet of commercial space.
Mr. Bernstein started his career in agribusiness with a large European multi-national trading and real estate development company, where he was later responsible for that company's U.S. real estate activities. He holds a Bachelor of Arts Degree in Economics from the University of California at Davis.

     Mr. Liam F. Dalton became a director of the Company in December 1996. He is the Chief Executive Officer of Dalton & Pemberton Associates, an investment management company. Mr. Dalton manages individual, institutional and profit sharing portfolios and acts as the general partner of an U.S. limited partnership, Spruce Partners, which is engaged in securities trading. Since 1991, Mr. Dalton has been a principal of Axiom Capital Management, Inc. ("ACMI"), a National Association of Securities Dealers, Inc. member firm registered with the Securities and Exchange Commission as a broker-dealer. From 1983 through 1988, Mr. Dalton was a Managing Director at Bear, Stearns & Co. in the Equities and Fixed Income Area. Mr. Dalton received his B.A. in Economics from the University of Vermont in 1982.

     Mr. Samuel H. Gray was appointed as a director of the Company in March 1991. Since 1989, he has been Chief Executive Officer of The Morris Consulting Group, Inc., a health care industry consulting firm. From 1983 to 1989, Mr. Gray served as President and Chief Executive Officer of Kalipharma, Inc., a multi-source pharmaceutical company. From 1975 to 1983, Mr. Gray served as Executive Vice President of Sales and Marketing for G.D. Searle and Company, Inc. ("Searle") where he was responsible for pharmaceutical marketing, the consumer products division of Searle, and Searle-Canada, Ltd. In addition, his responsibilities included distribution, customer service, clinical research management, licensing and acquisitions, public relations and worldwide strategic marketing planning. He has served as a director of Searle; Searle Canada, Ltd.; Kalipharma; Kali-Duphar, Inc.; and the National Association of Pharmaceutical Manufacturers. He is a past member of the National Wholesale Druggist Association's Industry Advisory Committee and has served on the Advisory Board of Pharmaceutical Executive magazine. In 1959,
Mr. Gray received a Bachelor of Science Degree from the University of Florida.

     Major General Carl H. McNair, Jr. (Ret.) was appointed to the Board of Directors in March 1996 as a Class I director. In April 1999, General McNair retired from his position as Corporate Vice President and President, Enterprise Management, for DynCorp, a technical and professional services company headquartered in Reston, Virginia, where he was responsible for the company's core businesses in facility management, marine operations, test and evaluation, administration and security, and biotechnology and health services. He currently serves as Special Assistant to the President for government relations. From 1987 to 1990, General McNair was Vice President, Army Programs, with Burdeshaw Associates, Ltd., a professional services firm in Bethesda, Maryland. For more than 32 years he served the United States Army in Research and Development, Infantry, and Army Aviation in both command and staff positions, including Deputy for Aviation to the Assistant Secretary of the Army (Research, Development and Acquisition), Aviation Officer, U.S. Army, and Commanding General, U.S. Army Aviation Center. Achieving the rank of Major General, he culminated his military career in 1987 as Chief of Staff, U.S. Army Training and Doctrine Command, Fort Monroe, Virginia. A Master Aviator with commercial, fixed wing, rotary wing, and multi-engine instructor ratings, his aerial combat service spanned six campaigns in the Republic of Vietnam during which he accrued over 1,500 combat flying hours serving as Commander to both an Assault Helicopter Company and a Combat Aviation Battalion. General McNair's academic credentials include a Bachelor of Science Degree in Engineering from the U. S. Military Academy at West Point, and both a Bachelor Degree and Master's Degree in Aerospace Engineering from Georgia Institute of Technology as well as a Master of Science Degree in Public Administration from Shippensburg University. For academic achievement in aerospace, McNair was elected to Sigma Gamma Tau, a national honorary engineering fraternity.

     Dr. Lowell D. Miller was named a director of the Company in June 1990. Since 1989, Dr. Miller has been involved with various scientific endeavors including a pharmaceutical consulting business. From 1973 to 1989, Dr. Miller was employed by Marion Laboratories, Inc. ("Marion"), serving as Senior Vice President - Research and Development (1987 - 1989), Vice President - Research and Development (1977-1987), and Director of Scientific Affairs (1973-1977). Until his retirement in late 1989, Dr. Miller was responsible for all research, development and process development functions, new product opportunities and management of clinical trials and regulatory affairs, and served as Marion's Chief Scientist. He also served as a member of Marion's Board of Directors from November 1981 to November 1982 and as an Advisory Director from November 1982 to November 1983. The University of Missouri awarded Dr. Miller a Bachelor of Science Degree in 1957 as well as a Master's Degree in Biochemistry in 1958 and Biochemistry Doctorate Degree in 1960. Dr. Miller has been named Alumnus of the Year by the University of Missouri in Columbia, Missouri.

     Mr. Roy L. Morgan is one of the three founders of Air Methods-Colorado, and was the President, Chief Executive Officer and a director from the inception of Air Methods-Colorado in July 1980 until November 1991. In November 1991, he became President and a director of the Company. Although he continues in his capacity as a director,
Mr. Morgan resigned as President effective December 31, 1994.   Prior
to his service with Air Methods-Colorado, Mr. Morgan was employed as a helicopter pilot for Public Service Company of Colorado (1969-80), as director of operations and chief pilot for Key Aviation (1964-69), and as quality control supervisor on the Atlas missile program for Convair Astronautics (1960-64). Mr. Morgan began his career at Boeing Airplane Company, involved in B-52 experimental development (1957-60). Mr. Morgan holds a number of pilot certificates including Airline Transport Pilot for Airplane Multi-Engine Land, Commercial Helicopter
- Instrument Rated, Commercial Airplane for Land and Sea, and Glider, as well as Flight Instructor for all of the above. He has more than 18,850 flight hours, 12,000 of them in helicopters. Mr. Morgan has a Bachelor of Science Degree in Aviation Management from Metropolitan State College in Denver, Colorado.

     Mr. Donald R. Segner has served as a director of the Company since February 1992 and as Vice Chairman since April 1994. Mr. Segner has over 55 years of aviation and transportation related experience in diversified positions involving operational, flight testing, aircraft design and development and senior managerial responsibilities. Entering the military service in 1943, he was commissioned in the U.S. Marine Corps as a Naval Aviator in 1946. He served in combat in Korea and later as a military test pilot. Mr. Segner accumulated over 7,000 flight hours in over 150 types and models of aircraft. After entering private industry in 1962, Mr. Segner served as Chief Test Pilot, Manager of Advance Design and Program Manager of a major aerospace firm. In April 1981, Mr. Segner was appointed by President Reagan to the Federal Aviation Administration (FAA) as an Associate Administrator. With the advent of the Air Traffic Controller's strike in September 1981, he was given the additional responsibilities to develop, direct and control the process of allocating airspace system use by all airlines and airspace system users. Following the destruction of Korean Airline Flight 007 in 1983, he was further assigned to the White House to head the investigation of the KAL 007 shoot down and to act as Chief Delegate for the U.S.A. to the United Nations International Civil Aviation Organization (ICAO) on this matter. Later he was assigned as the United States, Chief of Delegation, by the Secretary of State, to negotiate an agreement, among the U.S.A., USSR and Japanese governments, to improve and implement future air travel safety along the North Pacific air routes. Mr. Segner has served as a director on the Board of several aviation corporations, as an advisor to NASA, and the on the Advisory Board to the University of Southern California Institute of Systems and Safety Management. He is a past president of the Society of Experimental Test Pilots. Undergraduate education was received at the University of the Pacific. Graduate work was performed at the U.S. Naval Post Graduate School, Monterey (Aero) and the University of Southern California School of Business. He is a graduate of the U.S. Navy Test Pilot School. Mr. Segner has received numerous awards recognizing his contributions to the aviation community, including the AIAA's Octave Chanute Award, the SETP's Kincheloe Award, FAA Administrator's Award, the FAA Superior Achievement Gold Medal, and the Distinguished Flying Cross for valor in combat. Mr. Segner is a Fellow in the Society of Experimental Test Pilots.

     Mr. Morad Tahbaz was elected to the Board of Directors in February 1994. He is a co-founder and General Partner of Americas Partners, an investment and venture capital firm. Mr. Tahbaz serves as a Managing Director of Americas Tower Partners, the developer of Americas Tower, a one million square foot, 50-story office tower in New York City. Since 1983, Mr. Tahbaz has also served as Senior Vice President of The New York Land Company, a real estate acquisitions and development firm. From 1980 to 1982, he was the Project Manager for Colonial Seaboard, Inc., a residential development company in New Jersey. Mr. Tahbaz received his Bachelor's Degree in Philosophy and Fine Arts from Colgate University and attended the Institute for Architecture and Urban Studies in New York City. He holds a Master's Degree in Business Administration from Columbia University Graduate School of Business. Mr. Tahbaz lectured on real estate development and finance at the Columbia Graduate School of Business from 1984 to 1988.

     Mr. David L. Dolstein joined the Company with the July 1997 acquisition of the wholly owned subsidiary, Mercy Air Service, Inc. Mr. Dolstein's position of President of Mercy Air Service is a continuation of his responsibilities preceding the acquisition. Previous experience includes Executive Vice President, Mercy Air Service, from January 1995 to December 1996. Before Mercy Air Service, Rocky Mountain Helicopters, Inc. employed Mr. Dolstein in their Air Medical Division from January 1981 through December of 1994. Positions included: Executive Director; Vice President, Director of Marketing; Associate Director; Regional Manager and Air Medical Pilot. Mr. Dolstein received a Bachelor of Science degree in 1974 from Central Missouri State University with postgraduate studies in industrial safety. His aviation background includes employment as a pilot by Bell Helicopter International's Training Command, Isfahan, Iran (1975 to 1979) and United States Army Aviation (1967 to1975).

     Mr. Maurice L. Martin, Jr. currently serves the Company as Vice President of the Air Medical Services Division. Since 1982, he has served in several other positions with Air Methods including Area Manager and pilot. Mr. Martin has 17 years of aviation management experience and 12 years' experience in medical aircraft transport management. Prior to joining Air Methods, Mr. Martin was a commercial helicopter pilot (1979-82), an instructor pilot and standardization officer of the 102nd Air Rescue and Recovery Squadron in New York (1975-79), and an aircraft commander in the United States Air Force (1971-75). Mr. Martin holds pilot certificates including Airline Transport Pilot for Helicopters and Certified Flight Instructor for Helicopters. He has served as a FAA Check Airman and has over 4,100 flight hours, mostly in helicopters. Mr. Martin has a Bachelor of Science Degree in International Affairs from the United States Air Force Academy (1970) and a Master's Degree from Covenant Theological Seminary in St. Louis, Missouri (1982).

     Mr. Michael G. Prieto was named Vice President of Engineering & Manufacturing of the Company in January 1994 and subsequently Vice President of the Products Division in June 1994. From 1988 to 1994,
Mr. Prieto served in various roles with General Dynamics/Lockheed
Corp. but primarily as Manager of Manufacturing Engineering for the F-16 Fighter program. From 1977 to 1988, he was employed by John
Deere Co. with management roles in engineering, manufacturing, and marketing. Mr. Prieto received a Bachelor of Science degree in 1977 from the University of Missouri. Mr. Prieto is a member of the American Society of Mechanical Engineers, the Society of Manufacturing
Engineers, the American Production and Inventory Control Society, the American Management Association, and the National Management Association.

     Mr. Aaron D. Todd joined the Company as Chief Financial Officer in July of 1995 and was appointed Secretary and Treasurer during that same year. From 1994 to 1995, Mr. Todd served as Vice President of Finance of Centennial Media Corporation, a Colorado publishing company, where he was responsible for all financial and accounting functions. From 1986 to 1994, Mr. Todd was employed by KPMG Peat Marwick, a certified public accounting firm, in Denver, Colorado. Six of those years included serving on the Company's account in various capacities, including Senior Manager. Mr. Todd holds a Bachelor of Science Degree in Accounting from Brigham Young University.

           MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors held three meetings. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of committees on which he served during 1998, with one exception. Mr. Dalton, due to prior commitments, was unable to achieve at least 75% attendance. The Board of Directors has established a Finance, Audit and Legal Committee; Marketing and New Business Committee; Compensation/Stock Option Committee; and a Nominating Committee.

     Finance, Audit and Legal Committee. The Finance, Audit and Legal Committee was comprised of Messrs. J. Bernstein (chairman),
R. Bernstein, and Segner. Upon Mr. J. Bernstein's resignation, MG Carl McNair, Jr. (Ret.) was appointed to the chair position of this Committee. In addition to numerous communications and telephonic conferencing, this Committee formally met once during 1998. The responsibilities of the Finance, Audit and Legal Committee are to review and make recommendations to the Board on such matters as budgets; debt and equity financing; proposed dispositions of property; engagement of independent auditors and review of annual audit. This committee also reviews and advises management on significant contracts and agreements.

     Marketing and New Business Committee. The members of the Marketing and New Business Committee are Messrs. Gray (chairman),
R. Bernstein, Dalton, McNair, Miller, Morgan and Tahbaz. The Committee held one formal meeting in 1998, though substantial Committee business was conducted via conference calls and written communiques. The Marketing and New Business Committee reviews and recommends new business proposals, including joint ventures and proposed acquisitions of equipment or services.

     Compensation/Stock Option Committee. Dr. Miller (chairman) and Mr. Gray comprise the Compensation/Stock Option Committee. The
Compensation/Stock Option Committee, which met two times in 1998, is responsible for making recommendations to the Board regarding compensation matters.

     Nominating Committee. The Nominating Committee, which met once in 1998, consists of Messrs. Segner (chairman), Morgan and Tahbaz.
The Nominating Committee provides committee membership recommendations to the Board, along with changes to those committees, and considers nominations to the Board from stockholders. Nominations for director may be made by any stockholder entitled to vote in the election of directors generally, but only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth the following: (a) the name and address of the stockholder intending to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination; (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is to be made by the stockholder;
(d) such other information regarding the nominee required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of the nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                         DIRECTOR COMPENSATION

     The Company has adopted compensation and incentive benefit plans to enhance its ability to continue to attract, retain and motivate qualified persons to serve as directors of the Company. It is the Company's policy to pay its nonemployee directors an annual retainer of $8,000, plus $800 for each Board meeting attended, $500 for each telephonic meeting, and $500 for each Board committee meeting attended (with committee chairpersons receiving $750). Each nonemployee director may elect to receive shares of Common Stock in lieu of cash payments pursuant to the Company's Equity Compensation Plan for Nonemployee Directors (discussed below). The Company also reimburses its nonemployee directors for their reasonable expenses incurred in attending Board and committee meetings. Messrs. Joseph Bernstein, Ralph Bernstein and Morad Tahbaz have voluntarily waived all director fees to date and have received no direct monetary compensation for their services as directors apart from customary reimbursement of out-of-pocket expenses. Board members who are also officers do not receive any separate compensation or fees for attending Board or committee meetings.

     On February 12, 1998, the Compensation/Stock Option Committee acted to additionally compensate certain Board members for additional duties performed for the Company. Specifically, recommendations were approved to pay Messrs. McNair, Morgan and Segner a total of $2,500 plus expenses. Mr. Roy Morgan also received 7,500 stock options per quarter during 1998 for duties performed as an Executive Flight Safety Officer.

     The Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for option grants based upon the number of years that the nonemployee director has served on the Board. A year of service is defined as a fiscal year of the Company during which the nonemployee director served on the Board for the entire fiscal year. On the final day of each fiscal year, each nonemployee director in office on such date receives a five-year Option to purchase 5,000 shares, exercisable at the then-current fair market value of the Company's Common Stock, providing the director served on the Board for the entire preceding fiscal year. An aggregate of 300,000 shares of Common Stock are authorized for issuance to nonemployee directors under the Director Option Plan. As of December 31, 1998, options to purchase a total of 200,000 shares of Common Stock were outstanding under the Director Option Plan. As of the Record Date, July 1, 1999, 170,000 optioned shares remain outstanding under the Plan.

     The Company paid Mr. Morgan $74,526 in consulting fees for marketing services provided to the Company during 1998 pursuant to a Consulting and Non-Competition Agreement, entered into on November 10, 1994 (the "Morgan Consulting Agreement"). The Morgan Consulting Agreement states that Mr. Morgan will receive $74,526 annually in consulting fees for general consulting services through July 1, 1999. Pursuant to the Morgan Consulting Agreement, the Company granted Mr. Morgan an option to purchase 200,000 shares of Common Stock in exchange for all of his existing options. Finally, Mr. Morgan agreed not to engage in any competing activity related to air medical services during the term of the agreement.


                  COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation paid by the Company in 1998 to the Chief Executive Officer and each of the other executive officers whose annual salary and bonus for 1998 exceeded $100,000. The table shows compensation received during 1996, 1997 and 1998.



                                      Annual Compensation                 Long Term Compensation
                                                                    Securities
                                                                    Underlying         All Other
Name and Position                     Year      Salary ($)          Options (#)     Compensation ($)(1)
George W. Belsey                      1998      189,999                 --             4,750
  Chairman and Chief                  1997                              --             3,960
  Executive Officer                   1996      165,000                 --             3,402
                                                165,000(2)
David L. Dolstein                     1998      135,000                 --             2,696
  President, Mercy Air                1997       54,487(3)            50,000             --
  Service, Inc.                       1996           --                 --               --

Maurice L. Martin, Jr.                1998      145,000                 --             3,625
  Vice-President, Flight              1997      135,000                 --             3,240
  Services Division                   1996      130,000(2)              --             2,450

Michael G. Prieto                     1998      135,000                 --             3,317
  Vice-President, Products            1997      115,000                 --             2,760
  Division                            1996      115,174(2)              --             2,579

Aaron D. Todd                         1998      135,000                 --             3,375
  Chief Financial Officer             1997      116,192               30,000           2,759
  Secretary and Treasurer             1996       95,000               30,000             269



(1)  Consists of employer matching contributions under the Company's 401(k)
     Plan.

(2)  Excludes cash payments for accrued vacation time as follows:
     Belsey - $6,346; Martin - $5,000; Prieto - $2,211
(3)  Mr. Dolstein began his employment with the Company in July 1997.

Employment Agreements

   In June 1994, the Company entered into an Employment Agreement with Mr. Belsey for an initial term of five years, subject to successive one-year extensions by written agreement of both parties. The Agreement may be terminated by either party without cause upon 30 days' written notice and provides for a severance payment equal to one year's base salary in the event of termination by the Company without cause. During the term of employment and for a period of one year following the termination of employment with the Company, Mr. Belsey may not engage in any business which competes with the Company anywhere in the United States.

     The Company entered into an Employment Agreement with Mr. Dolstein effective July 1997, for an initial term of one year, subject to successive one-year extensions. The Agreement may be terminated by either party without cause upon 30 days' written notice. In the event of termination by the Company other than for cause, the Agreement provides for a severance payment to Mr. Dolstein at his then current salary payable at the Company's regular payment intervals for a period of one year following termination. During the term of employment and for a period of one year following termination of employment with the Company, Mr. Dolstein may not engage in any business which competes with the Company anywhere in the United States.

   In November 1991, the Company entered into an Employment Agreement with Mr. Martin for an initial term of two years. Because the Agreement is subject to a continuous renewal clause, the remaining term on any date for the Agreement is two years. The Agreement may be terminated by either party without cause upon 90 days' written notice and provides for a severance payment equal to two years' base salary in the event of termination by the Company without cause. During the term of employment and for a period of two years following the termination of employment with the Company, Mr. Martin may not engage in any business which competes with the Company anywhere in the United States.

   Effective December 1, 1993, the Company entered into an Employment Agreement with Mr. Prieto for an initial term of one year, subject to successive one-year extensions by written agreement of both parties. The Agreement may be terminated by either party without cause upon 90 days' written notice and provides for a severance payment in the event of termination by the Company without cause equal to the balance of Mr. Prieto's salary due for the year of any such termination. During the term of employment and for a period of two years following the termination of employment with the Company, Mr. Prieto may not engage in any business which competes with the Company anywhere in the United States.

   The Company entered into an Employment Agreement with Mr. Todd effective July 10, 1995 for an initial term of one year, subject to successive one-year extensions. The Agreement may be terminated by either party without cause upon 90 days' written notice. In the event of termination by the Company other than for cause, the Agreement provides for a severance payment to Mr. Todd, payable at the Company's regular payment intervals and at Mr. Todd's then current salary for a period of one year following any such termination. During the term of employment and for a period of two years following termination of employment with the Company, Mr. Todd may not engage in any business which competes with the Company anywhere in the United States.

Stock Options

   The Company has a Stock Option Plan (the "Employee Option Plan"), in which all full-time employees, directors and consultants of the Company are eligible to participate. As of July 1, 1999, options to purchase a total of 1,430,647 shares were outstanding under the plan. The Employee Option Plan currently authorizes the grant of options to purchase an aggregate of 2,500,000 shares of Common Stock. The Employee Option Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-incentive stock options, stock appreciation rights and supplemental bonuses.

   The following table presents for fiscal year 1998 certain information regarding stock options held by the named executive officers.


   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                              Number of Securities             Value of Unexercised
                          Shares                             Underlying Unexercised                In-the-Money
                         Acquired            Value            Options at FY-End (#)           Options at FY-END ($)
    Name              On Exercise (#)     Realized ($)       Exercisable/Unexercisable      Exercisable/Unexercisable(1)

George W. Belsey           --                 --                 300,000 / -0-                     -0- / -0-
David L. Dolstein          --                 --                  16,667 / 33,333                  -0- / -0-
Maurice Martin, Jr.      15,000             15,000                35,000 / -0-                     -0- / -0-
Michael G. Prieto          --                 --                  50,000 / -0-                     -0- / -0-
Aaron D. Todd              --                 --                  40,669 / 20,000                  -0- / -0-


(1)  Amounts represent the fair market value of the underlying Common
     Stock at December 31, 1998 of $2.69 per share less the exercise price.


Compensation Committee Report

The Compensation/Stock Option Committee (the "Committee") is responsible for recommending and administering the Company's guidelines governing employee compensation. The Committee evaluates the performance of management, recommends compensation policies and levels, and makes recommendations concerning salaries and incentive compensation.

     Compensation Philosophy. The Company's executive compensation program is designed to attract and retain executives capable of leading the Company to meet its business and development objectives and to motivate them to actions which will have the effect of increasing the long-term value of stockholder investment in the Company. The Committee considers a variety of factors, both qualitative and quantitative, in evaluating the Company's executive officers and making compensation decisions. These factors include the compensation paid by comparable companies to individuals in comparable positions, the individual contributions of each officer to the Company, and most important, the progress of the Company towards its long-term objectives. At this point in the Company's development, objectives against which executive performance is gauged include the addition and retention of aeromedical service contracts, growth of its independent services model and Products Division, and the securing of necessary capital and financing to fund business expansion. Annual compensation for the Company's executive officers for 1998 consisted of base salary.

     Compensation of the Chief Executive Officer. Mr. Belsey assumed the Office of Chairman and Chief Executive Officer of the Company on June 1, 1994. In determining the compensation to be awarded to Mr. Belsey for his services to the Company, the Committee considered salaries paid to chief executive officers at competitive companies and the base salary initially set for Mr. Belsey in his employment agreement. The Committee recognized the significant achievements made during 1997, the third full year Mr. Belsey served as Chairman and Chief Executive Officer of the Company, including the Company's attainment of record profits and a third consecutive fiscal year of profitable operation. Due to these results and other accomplishments described below, Mr. Belsey's salary was increased by $25,000. This is the only salary increase Mr. Belsey has accepted since becoming Chief Executive Officer.

Base Salary. The base salary for each executive officer, including the Chief Executive Officer, was established initially by the Committee pursuant to written employment agreements. Base salaries are reviewed annually by the Committee and adjusted based on the Committee's review of salaries paid to executives at competitive companies, the particular executive officer's performance and length of time in a certain position and the Company's financial condition and overall performance and profitability.

     The Committee recognized the significant accomplishments in fiscal year 1997 by the Company and its executive officers, including the Company's successful acquisition of Mercy Air Service, Inc. in July, 1997; successful negotiations resulting in new contracts with ensuing increases to the Company's flight revenues; attainment of a third consecutive fiscal year of profitable operation; and award of U.S. Air Force HH-60G PAVEHAWK Helicopter Program for manufacture of helicopter electrical system components.

     Taking into consideration the aforementioned attainments and other factors such as date of last increase, personal accomplishments, leadership qualities and relevant data from area companies, the Committee acted on February 12, 1998 to increase salaries of the four employee/officers of Air Methods Corporation, with increases retroactively effective as of January 1, 1998.

Section 162(m) Compliance. Under Section 162(m) of the Code, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. The Committee intends to design the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year.

                        Lowell D. Miller, Ph.D.
                        Samuel H. Gray
                        Members of the Compensation/Stock Option Committee

Stock Performance Graph

     The following graph compares the Company's cumulative total stockholder return for the period from December 31, 1993 through December 31, 1998 against the Standard & Poors 500 ("S&P 500") index and "peer group" companies in industries similar to those of the Company. The S&P 500 is a widely used composite index reflecting the returns of five hundred publicly traded companies in a variety of industries. Peer Group Index returns reflect the transfer of the value on that date of the initial $100 investment into a peer group consisting of all publicly traded companies in SIC Group 4522:
"Non-scheduled Air Transport." The Company believes that this Peer Group is its most appropriate peer group for stock comparison purposes due to the limited number of publicly traded companies engaged in medical air or ground transport and because this Peer Group contains a number of companies with capital costs and operating constraints similar to those of the Company.


                              TOTAL RETURN TO SHAREHOLDERS

                                 ANNUAL RETURN PERCENTAGE


                                                       Years Ending December
Company Name/Index                      1994       1995       1996       1997       1998
------------------------------------------------------------------------------------------
                                                                       <C
AIR METHODS CORP                      -84.09      71.43     -16.67      30.00     -17.29
S&P 500 INDEX                           1.32      37.58      22.96      33.36      28.58
PEER GROUP                            -14.97      11.83      62.40     -13.80      -2.88


                                        INDEXED RETURNS


                           Base
                           Period                     Years Ending December
Company Name/Index         Dec-93       1994       1995       1996       1997       1998
------------------------------------------------------------------------------------------
AIR METHODS CORP            100        15.91      27.27      22.73      29.55      24.44
S&P 500 INDEX               100       101.32     139.40     171.40     228.59     293.91
PEER GROUP                  100        85.03      95.09     154.42     133.11     129.28


Peer Group
--------------------------------------
Companies with the sic code of 4522


                 [DELETED TOTAL SHAREHOLDER RETURNS GRAPH]

       SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of July 1, 1999, the beneficial ownership of the Company's outstanding Common Stock: (i) by each person who owns of record (or is known by the Company to own beneficially) more than 5% of the Common stock, (ii) by each director and named executive officer of the Company, and (iii) by all directors and executive officers as a group.


                                      Number          Percentage of
Name and Address                     of Shares        Common Stock

George W. Belsey                     58,155(1)               *
7301 South Peoria
Englewood, CO  80112

Joseph E. Bernstein                 894,500(2)             9.6
520 Madison Avenue
New York, NY  10022

Ralph J. Bernstein                1,000,000(3)            10.7
520 Madison Avenue
New York, NY  10022

Liam F. Dalton                        5,000(4)               *
399 Park Ave.
New York, NY  10022-4614

David L. Dolstein                    68,009(5)               *
1670 Miro Way
Rialto, CA 92376

Samuel H. Gray                       35,729(6)               *
95 Madison Avenue
Morristown, NJ  07960

Maurice L. Martin, Jr.               38,983(7)               *
7301 South Peoria
Englewood, CO  80112

MG Carl H. McNair, Jr. (Ret.)        25,000(8)               *
2000 Edmund Halley Drive
Reston, VA.  22901

Lowell D. Miller, Ph.D.              56,499(9)               *
16940 Stonehaven
Belton, MO  64012

Roy L. Morgan                       238,049(10)            2.6
7301 South Peoria
Englewood, CO  80112

Michael G. Prieto                    66,200(11)              *
7301 South Peoria
Englewood, CO  80112

Donald R. Segner                     47,750(12)              *
290 Arch Street
Laguna Beach, CA  92651

Morad Tahbaz                        478,000(13)            5.1
520 Madison Avenue
New York, NY  10022

Aaron D. Todd                        52,767(14)              *
7301 South Peoria
Englewood, CO  80112

All Directors and Executive
Officers as a group
(13 persons)                      2,464,641(15)           26.5
___________________

* Less than one percent (1%) of Common Stock outstanding on July 1, 1999.

(1) Includes (i) 50,000 shares subject to stock options exercisable within 60 days; and (ii) 555 shares beneficially owned by Mr. Belsey in the Company's 401(k) plan
(2) Includes (i) 300,000 subject to stock options exercisable within 60 days owned by Americas Partners, of which Mr. J. Bernstein is a general partner; (ii) 80,000 shares issuable upon the exercise of warrants; (iii) 22,500 shares subject to stock options exercisable within 60 days; and (iv) 492,000 shares owned of record by the JB Trust as to which shares
     Mr. Bernstein exercises shared investment control.
(3) Includes (i) 300,000 subject to stock options exercisable within 60 days owned by Americas Partners, of which Mr. R. Bernstein is a general partner; (ii) 80,000 shares issuable upon the exercise of warrants; (iii) 22,500 shares subject to stock options exercisable within 60 days; and (iv) 75,000 shares owned by Mr. Bernstein's spouse.
(4) Consists of 5,000 shares subject to stock options exercisable within 60 days.
(5) Includes (i) 50,000 shares subject to stock options exercisable within 60 days; and (ii) 16,009 shares beneficially owned by Mr. Dolstein in the Company's 401(k) plan.
(6) Consists of (i) 3,229 shares owned of record and held by The Morris Consulting Group, Inc., of which Mr. Gray is Chief Executive Officer and a 50% stockholder; and (ii) 32,500 shares subject to stock options exercisable within 60 days.
(7) Includes (i) 35,000 shares subject to stock options exercisable within 60 days; and (ii) 2,983 shares beneficially owned by Mr. Martin in the Company's 401(k) plan.
(8) Consists of 25,000 shares subject to stock options exercisable within 60 days.
(9) Includes 13,999 shares owned by the Lowell D. Miller Trust as to which Dr. Miller has shared voting and investment power and 42,500 shares subject to stock options exercisable within 60 days.
(10) Includes 142,500 shares subject to stock options exercisable within 60 days.
(11) Includes (i) 50,000 shares subject to stock options exercisable within 60 days; and (ii) 3,100 shares owned by Mr. Prieto's spouse.
(12) Includes 47,500 shares subject to stock options exercisable within 60 days and 250 shares held in a trust as to which Mr. Segner holds shared voting and investment power.
(13) Includes (i) 300,000 shares subject to stock options exercisable within 60 days owned by Americas Partners, of which Mr. Tahbaz is a managing director; (ii) 40,000 shares issuable upon exercise of warrants; and (iii) 22,500 shares subject to stock options exercisable within 60 days.
(14) Consists of (i) 50,669 shares subject to options exercisable within 60 days; and (ii) 2,098 shares beneficially owned by Mr. Todd in the Company's 401(k) plan.
(15) Includes 873,169 shares subject to stock options exercisable within 60 days and 200,000 shares issuable upon exercise of warrants.

  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Based on its review of the copies of reports filed and upon written representations, the Company believes that during 1998, executive officers, directors and ten percent stockholders of the Company were in compliance with their filing requirements under
Section 16(a) of the Exchange Act of 1934, as amended, with the exception that Mr. R. Bernstein did not timely report shares of the Company's common stock purchased by his spouse.


            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   KPMG Peat Marwick LLP, independent certified public accountants, audited the financial statements of the Company for the fiscal year ended December 31, 1998. Representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Selection of auditors for the current fiscal year is pending a final decision by the Audit Committee of the Board of Directors.


                     STOCKHOLDER PROPOSALS

   Stockholders who intend to present proposals at the 2000 Annual Meeting of Stockholders, which the Company expects to hold in June 1999, must deliver proposals to the Company at its principal executive offices, Attention: Corporate Secretary, by Monday, January 11, 1999, for inclusion in the proxy materials relating to that meeting. All proposals must comply with the applicable requirements of federal securities' laws and the Company's Bylaws.


                         OTHER MATTERS

   The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Form of Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Aaron D. Todd

Aaron D. Todd, Secretary

July 12, 1999
Englewood, Colorado

                             Proxy

                    AIR METHODS CORPORATION

                       7301 South Peoria Street
                      Englewood, Colorado  80112

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints George W. Belsey and Aaron D.
Todd, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all the shares of Common Stock of Air Methods Corporation held of record by the undersigned on July 1, 1999 at the Annual Meeting of Stockholders to be held on August 11, 1999 or any adjournment or postponement thereof upon the following matters, as set forth in the Notice of said Meeting and Proxy Statement, dated July 12, 1999, copies of which have been received by the undersigned.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

The director-nominees below are proposed by the Board of Directors of Air Methods Corporation.


1. ELECTION OF DIRECTORS:

   Nominees:       Samuel H. Gray; Roy L. Morgan; Morad Tahbaz

              FOR       WITHHELD
             _____       _____

   For all nominees except:
   _________________________________
   To withhold authority to vote for any individual, check box and write such individual's name in the space provided.

2. In their discretion, the Proxies are authorized to vote upon such other matters as may be incidental to the conduct of the meeting.


                                    MARK HERE   _____
                                   FOR ADDRESS
                                   CHANGE AND
                                  NOTE AT LEFT

                                 PLEASE MARK, SIGN, DATE  AND
                                 RETURN THE PROXY CARD
                                 PROMPTLY USING THE ENCLOSED
                                 POSTAGE PRE-PAID ENVELOPE.

                                 Please sign exactly as your
                                 name appears on this Proxy.
                                 If the shares represented by
                                 this Proxy are held by joint
                                 tenants, both must sign.
                                 When signing as attorney,
                                 executor, administrator,
                                 trustee or guardian, please
                                 give full title as such.
                                 If stockholder is a corporation,
                                 please sign in full corporate
                                 name by President or other
                                 authorized officer. If
                                 stockholder is a partnership,
                                 please sign in partnership
                                 name by an authorized person.



Signature:_____________________  Date __________________

Signature:_____________________  Date __________________